As filed with the Securities and Exchange Commission on July 27, 2016

Registration No. 333-195877

Registration No. 333-203274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-195877

FORM S-3 REGISTRATION STATEMENT NO. 333-203274

UNDER

THE SECURITIES ACT OF 1933

EXAMWORKS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34930	27-2909425
(State or Other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E. Suite 2625 Atlanta, GA	30305
(Address of principle executive offices)	(Zip Code)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Miguel Fernandez de Castro

Senior Executive Vice President and Chief Financial Officer

3280 Peachtree Road, N.E.

Suite 2625

Atlanta, Georgia 30305

(404) 952-2400

(Name, address and telephone

number of agent for service)

with copies to:

Reinaldo Pascual

Paul Hastings LLP

1170 Peachtree Street, N.E., Suite 100

Atlanta, GA 30309

(404) 815-2400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by ExamWorks Group, Inc., a Delaware corporation (“ExamWorks”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-203274, originally filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2015, as amended; and

•	Registration Statement No. 333-195877, originally filed with the SEC on May 12, 2014, as amended.

ExamWorks is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by ExamWorks pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger dated as of April 26, 2016 (the “Merger Agreement”) by and among ExamWorks, Gold Parent, L.P. a Delaware limited partnership (“Parent”), and Gold Merger Co, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), on July 27, 2016, Merger Sub merged with and into ExamWorks, with ExamWorks continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of ExamWorks’ common stock, par value $0.0001 per share (the “Shares”), outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (with certain limited exceptions) was converted into the right to receive $35.05 in cash, without interest, less any applicable withholding taxes.

As a result of the consummation of the transactions contemplated by the Merger Agreement, ExamWorks has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by ExamWorks in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, ExamWorks hereby removes and withdraws from registration all securities of ExamWorks registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 27th day of July, 2016.

ExamWorks Group, Inc.

By: /s/ J. Miguel Fernandez de Castro Name: J. Miguel Fernandez de Castro Title: Senior Executive Vice President and Chief Financial Officer

         No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.